Exhibit 99.1

                         Company Contact:  Michael Umana
                                           Saucony, Inc.
                                           Chief Financial Officer,
                                           Chief Operating Officer and Treasurer
                                           (978) 532-9000
                                           (800) 625-8080


For Immediate Release
                        Investor Relations:  Chad A. Jacobs
                                             Integrated Corporate Relations
                                             (203) 222-9013
                                             cjacobs@icr-online.com

                SAUCONY, INC. REPORTS FIRST QUARTER 2003 RESULTS

o        Net Income Increased 100% to $2.6 million
o        Diluted EPS Doubles to $0.42 from $0.21
o        Sales Increase 12%
o        Raises Fiscal 2003 EPS Guidance


Peabody, Massachusetts - April 30, 2003 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the first quarter of 2003. Net sales for the first quarter increased 12.3% to $39.1 million compared to $34.8 million in the first quarter of 2002. Net income increased 100% to $2.6 million, or $0.42 per share on a diluted basis, compared to net income of $1.3 million, or $0.21 per share on a diluted basis, for the same period in 2002.

John H. Fisher, Saucony's President and Chief Executive Officer stated, "Our better than expected results, which represent our sixth consecutive quarter of meeting or exceeding expectations, were driven by a combination of greater than anticipated net sales and gross margins. Our international and domestic footwear businesses as well as our Hind apparel business all exceeded our net sales expectations. Both our domestic and international footwear businesses exceeded our gross margin expectations. Our inventory management and supply chain initiatives are really taking hold and are resulting in continued and significant gross margin improvements."

"Our ability to double earnings per share during the quarter underscores the strong progress the Company has made on a number of different levels," Mr. Fisher further commented. "We continue to be pleased with the strengthening of the Saucony brand, particularly in the core technical running category. Moreover, the strategic initiatives implemented over the past 18 months continue to improve our operating efficiencies, highlighted by our bottom line performance and enhanced balance sheet position."

Order Backlog

At April 4, 2003, backlog scheduled for delivery within the next five months (April 5, 2003 - August 29, 2003) totaled approximately $41.6 million, compared to five month backlog of $42.7 million at the end of the first quarter in fiscal year 2002.

At April 4, 2003, open order backlog scheduled for delivery in the next 12 months was $50.9 million, compared to the April 5, 2002 12-month backlog of $50.2 million.

Mr. Fisher continued, "We believe that the current geopolitical environment, poor weather in the northeast in our first quarter and the general uncertainty that exists in the market has resulted in an increased level of conservatism among retailers. This has resulted in higher than expected order cancellations in the first quarter, impacting our order backlog trends."

Cash and Working Capital

Mr. Fisher continued, "Our quarter ending cash position is once again very satisfying. Our proactive working capital management efforts continue to yield measurable improvements."

Net Sales

Net sales for the first quarter of 2003 increased 12.3% to $39.1 million compared to $34.8 million in the first quarter of 2002 due primarily to increased Saucony footwear unit volumes and increased Hind apparel unit volumes. Domestic net sales increased 13% to $29.6 million compared to $26.2 million in the first quarter of 2002 due primarily to increased special makeup and Originals footwear unit volume and, to a lesser extent, increased technical footwear unit volume. International sales increased 11% to $9.5 million from $8.6 million in the first quarter of 2002 due primarily to the favorable impact of a weaker U.S. dollar and, to a lesser extent, increased Saucony technical footwear unit volume at our international subsidiaries. Saucony brand footwear accounted for approximately 83% of the Company's first quarter 2003 sales, while a combination of Hind apparel and factory outlet store revenues accounted for the balance.

Gross Margin

The Company's gross margin in the first quarter of 2003 increased 470 basis points to 38.9% compared to 34.2% in the first quarter of 2002, due primarily to increased Saucony domestic sales levels of first quality footwear products at full margin. Other factors contributing to the margin increase were proportionately lower sales of closeout footwear, lower product cost, lower provisions for obsolete inventory and the favorable impact of a weaker U.S. dollar against European and Canadian currencies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales were 28.0% in the first quarter of 2003 compared to 27.9% in the first quarter of 2002. In absolute dollars, selling, general and administrative expenses increased 13% due to increased incentive compensation, increased insurance costs, increased administrative payroll and fringe benefit costs and higher professional fees, partially offset by lower depreciation expense and reduced athlete sponsorship. Selling expenses as a percentage of net sales in the first quarter of 2003 decreased to 12.6% from 14.3% in the 2002 period, while general and administrative expenses increased to 15.4% of net sales compared to 13.6% in the first quarter of 2002.

Net Income

The net income for the first quarter of 2003 was $2.6 million, or $0.42 per share on a diluted basis, compared to net income of $1.3 million, or $0.21 per share on a diluted basis, in the first quarter of 2002.

Stock Repurchase Program

During the first quarter ended April 4, 2003, the Company repurchased approximately 10,000 shares of common stock at a cost of $103,000. The Company has repurchased approximately 572,000 shares of common stock at a cost of $5.3 million under the stock buyback program approved by the Company's Board of Directors in May 1998.

Business Outlook

The Company is providing guidance in this press release as to its anticipated results of operations for future periods. This guidance is based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. This guidance is updated from that previously issued. The following information replaces our previous guidance.

Second Quarter and Fiscal Year 2003

The Company expects fully diluted earnings per share to range from $0.20 to $0.22 for the second quarter of 2003 and to range from $1.02 to $1.09 for the year.

The Company expects second quarter net sales to range from $33.0 million to $35.0 million. The Company expects net sales for the year to range from $135.0 million to $138.0 million.

The Company expects gross margins to be approximately 38% for both the second quarter and for the year.

The  Company  expects  selling,   general  and  administration  expenses  to  be
approximately 32% of sales for the second quarter and approximately 30% for the year.

Mr. Fisher concluded, "We are very pleased with our start to fiscal 2003. Looking ahead, we are excited about upcoming new product introductions and remain enthusiastic about our growth prospects for the future. We are focused on maintaining Saucony's premium brand equity among its target market, while simultaneously increasing our share of the technical footwear market."

Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its first quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for May 1, 2003, beginning at 8:30 a.m. Eastern Time and will be accessible online at the Company Boardroom section of www.ccbn.com and the Investor Information section of www.sauconyinc.com. The online replay will be available at the same locations on both websites shortly after the conference call and will continue to be available through May 8, 2003.
_ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 3, 2003, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, revenues, net income, gross margins, selling, general and administrative expenses, income tax provisions and other operating results that will be achieved by the Company because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.


                                          SAUCONY, INC. AND SUBSIDIARIES
                                       Condensed Consolidated Balance Sheet

                                                   (in thousands)

                                                      ASSETS

                                                                  April 4,                      January 3,
                                                                    2003                           2003
                                                                    ----                           ----
                                                                 (Unaudited)

Current assets:
   Cash and cash equivalents                                     $  27,077                       $  34,483
   Accounts receivable                                              26,202                          15,496
   Inventories                                                      22,151                          27,201
   Prepaid expenses and other current assets                         3,529                           3,490
                                                                 ---------                       ---------
     Total current assets                                           78,959                          80,670
                                                                 ---------                       ---------

Property, plant and equipment, net                                   6,011                           5,714
                                                                 ---------                       ---------

Other assets                                                         1,110                           1,156
                                                                 ---------                       ---------

Total assets                                                     $  86,080                       $  87,540
                                                                 =========                       =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                                 $     635                       $      --
   Accounts payable                                                  4,691                           8,543
   Accrued expenses and other current liabilities                    6,351                           7,800
                                                                 ---------                       ---------
     Total current liabilities                                      11,677                          16,343
                                                                 ---------                       ---------

Long-term obligations:
   Deferred income taxes                                             2,048                           1,859
                                                                 ---------                       ---------

Minority interest in consolidated subsidiaries                         751                             642
                                                                 ---------                       ---------

Stockholders' equity:
   Common stock, $.33 1/3 par value                                  2,281                           2,273
   Additional paid in capital                                       17,906                          17,769
   Retained earnings                                                58,548                          55,945
   Accumulated other comprehensive loss                               (616)                           (870)
   Common stock held in treasury, at cost                           (6,400)                         (6,297)
   Unearned compensation                                              (115)                           (124)
                                                                 ---------                       ---------
     Total stockholders' equity                                     71,604                          68,696
                                                                 ---------                       ---------

Total liabilities and stockholders' equity                       $  86,080                       $  87,540
                                                                 =========                       =========

                                          SAUCONY, INC. AND SUBSIDIARIES
                                    Condensed Consolidated Statements of Income
                               For the quarter ended April 4, 2003 and April 5, 2002

                                                    (Unaudited)
                                   (Amounts in thousands, except per share data)


                                                       Quarter                           Quarter
                                                        Ended                             Ended
                                                      April 4,                          April 5,
                                                        2003                              2002
                                                        ----                              ----

Net sales                                            $  39,068                        $  34,787
Other revenue                                               95                               64
                                                     ---------                        ---------
Total revenue                                           39,163                           34,851
                                                     ---------                        ---------

Costs and expenses
   Cost of sales                                        23,872                           22,888
   Selling expenses                                      4,932                            4,961
   General and administrative expenses                   5,988                            4,732
     Total costs and expenses                           34,792                           32,581

Operating income                                         4,371                            2,270

Non-operating income (expense)
   Interest, net                                            72                               86
   Foreign currency                                        (15)                             (25)
   Other                                                   (11)                               1
                                                     ---------                        ---------

Income before income taxes and minority interest         4,417                            2,332

Provision for income taxes                               1,750                              967

Minority interest in income of
   consolidated subsidiaries                                64                               64
                                                     ---------                        ---------

Net income                                           $   2,603                        $   1,301
                                                     =========                        =========


Per share amounts:

Earnings per common share - basic                    $    0.43                        $    0.21
                                                     =========                        =========
Earnings per common share - diluted                  $    0.42                        $    0.21
                                                     =========                        =========

Weighted average common shares
   and equivalents outstanding                           6,241                            6,120
                                                     =========                         ========

Cash dividends per share of common stock                    --                               --
                                                      ========                         ========
